FUTURES TRADING ADVISORY AGREEMENT

RDMF Fund Limited

FUTURES TRADING ADVISORY AGREEMENT, between Rational Advisors, Inc., an Ohio corporation (the “Adviser”), and ReSolve Asset Management SEZC (Cayman), a corporation formed under the laws of the Cayman Islands (the “Futures Trading Adviser”).

WHEREAS, the Adviser acts as the investment adviser to Return Stacked® Balanced Allocation & Systematic Macro Fund (the “Fund”), a series of Mutual Fund and Variable Insurance Trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser acts as the investment adviser to RDMF Fund Limited, a Cayman Islands exempted company (the “Company”), which is a wholly owned subsidiary of the Fund, pursuant to a Management Agreement between the Trust and the Adviser dated as of August 29, 2016 (the “Management Agreement”);

WHEREAS, under the Management Agreement, the Adviser has full legal authority to engage unaffiliated investment managers to manage accounts and or assets of the Company;

WHEREAS, the Futures Trading Adviser is regulated as a commodity trading advisor (“CTA”) by the U.S. Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”);

WHEREAS, in separate agreements, the Adviser has retained the Futures Trading Adviser’s affiliate, ReSolve Asset Management Inc. (the “Sub-Adviser”), to provide sub-advisory services for the Fund and Company, and has also retained the Futures Trading Adviser to provide CTA services for the Fund; and

WHEREAS, the Adviser desires the Futures Trading Adviser to render futures trading advisory services to the Company, and the Futures Trading Adviser is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Status of Futures Trading Adviser.

1.1.          The Adviser hereby appoints the Futures Trading Adviser to provide CTA services for the Company’s assets allocated by the Adviser and Sub-Adviser (“Allocated Assets”) for the period and on the terms set forth in this Agreement. The Futures Trading Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Futures Trading Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Company and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Directors of the Company (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

2.	The Futures Trading Adviser’s Duties.

2.1           Subject to the general oversight of the Board, general supervision by the Adviser, and in collaboration and coordination with the Sub-Adviser, the Futures Trading Adviser shall, employing its discretion, manage the composition of the portfolio of investments of the Allocated Assets, as described in and in accordance with the Fund’s investment objective, strategies, policies and restrictions stated in the Fund’s effective prospectus and statement of additional information or any similar offering documents of the Company (collectively, the “Registration Statement”) and subject to the following understandings:

(a)	the Futures Trading Adviser shall furnish a continuous investment program for the Allocated Assets, as described in the effective Registration Statement;
(b)	The Futures Trading Adviser shall use its best judgment in the performance of its duties under this Agreement;
(c)	The Futures Trading Adviser, in the performance of its duties and obligations under this agreement for the Company, shall act in conformity with the Company’s Memorandum and Articles of Association and the effective Registration Statement and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable U.S. federal and state laws and regulations;
(d)	The Futures Trading Adviser will abide by applicable speculative position limits as imposed by the CFTC or relevant contract market(s) in respect of the Futures Trading Adviser’s trading of the Allocated Assets, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;
(e)	The Futures Trading Adviser shall determine the commodity interest investments to be purchased or sold for the Allocated Assets and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such investments, subject to Section 6 Execution of Purchase and Sale Orders below;
(f)	The Futures Trading Adviser shall maintain books and records with respect to the transactions of the Allocated Assets as required by relevant laws/regulations and shall render to the Adviser, the Board and the Trust’s Board of Trustees (the “Trust Board”) such periodic and special reports as the Adviser or the Trust Board may reasonably request;
(g)	The Futures Trading Adviser shall provide the Company’s custodian and fund accountant on each business day with information about the Company’s transactions, and with such other information relating to the Company as may be required under the terms of the then-current custody agreement between the Company and its custodian;

(h)	The Futures Trading Adviser shall, as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the Company’s custodian and fund accountant with (generally via electronic file format) the trade information for each transaction effected for the Allocated Assets, provide copies of such trade tickets to the Adviser and the Company upon request, and promptly forward to the Company’s custodian and fund accountant copies of all brokerage or dealer confirmations;
(i)	The Futures Trading Adviser shall respond promptly to any request from the Adviser or the Company’s fund accountant for assistance in obtaining price sources for commodity interest investments held by the Company or determining a price when a price source is not available, and promptly review the prices used by the Company’s accountant to determine net asset value and advise the Company’s accountant promptly if any price appears to be incorrect;
(j)	The Futures Trading Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Futures Trading Adviser shall provide to the Trust Board a written report that describes any issues arising under the code of ethics since the last report to the Trust Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Futures Trading Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;
(k)	The Futures Trading Adviser agrees to maintain adequate compliance policies and procedures to ensure its compliance with the 1940 Act and the Commodity Exchange Act, the related regulations of the SEC, CFTC and NFA; and other applicable federal and state regulations. The Futures Trading Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Futures Trading Adviser’s compliance program.
(l)	Upon the Adviser’s request, the Futures Trading Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under the Trust’s Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations, as well as the Trust’s Derivatives Risk Management Program.
(m)	The Futures Trading Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under all existing and future securities regulations including, but not limited to, Rule 18f-4 under the 1940 Act.

3.	Custodian.

3.1           The assets of the Company shall be held by an independent custodian, not the Adviser, Sub-Adviser or Futures Trading Adviser. The Futures Trading Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding Allocated Assets and the custodian is authorized and directed to effect transactions and otherwise take such actions as the Futures Trading Adviser shall reasonably direct in connection with the performance of the Futures Trading Adviser’s obligations in respect of the Allocated Assets.

4.	Risk Acknowledgment.

4.1           The Adviser acknowledges that the Futures Trading Adviser does not guarantee the future performance of the Allocated Assets or any specific level of performance, nor the success of the Futures Trading Adviser’s overall management of the Allocated Assets. Accordingly, the Adviser acknowledges and agrees that the Futures Trading Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross negligence or willful misconduct of the Futures Trading Adviser, including the Futures Trading Adviser’s failure to adhere to any investment policies and restrictions as described in the effective Registration Statement.

5.	Directions to the Futures Trading Adviser.

5.1           The Adviser will be responsible for forwarding Adviser and/or Company directions, notices and instructions to the Futures Trading Adviser, in writing, which shall be effective upon receipt by the Futures Trading Adviser. The Futures Trading Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.	Execution of Purchase and Sale Orders.

6.1           In connection with purchases or sales of investments for the account of the Company, the Futures Trading Adviser will arrange for the placing of all orders for the purchase and sale of portfolio investments for the account with brokers or dealers selected by the Futures Trading Adviser, subject to review of this selection by the Adviser from time to time. The Futures Trading Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Futures Trading Adviser will at all times seek, for the Company, the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

6.2           The Futures Trading Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Futures Trading Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Company and/or the other accounts over which it exercises investment discretion.

6.3           The Futures Trading Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing portfolio transactions with respect to the Allocated Assets that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Futures Trading Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Futures Trading Adviser’s overall responsibilities with respect to the Allocated Assets and to accounts over which the Futures Trading Adviser exercises investment discretion. The Company and the Futures Trading Adviser understand and acknowledge that, although the information may be useful to the Company and the Futures Trading Adviser, it is not possible to place a dollar value on such information. The Futures Trading Adviser shall periodically review and provide reports to the Adviser, Sub-Adviser and Trust Board regarding the commissions paid by the Fund and Company for evaluation of whether the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund and Company. The Futures Trading Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Company portfolio transactions.

6.4           Subject to the provisions of the 1940 Act, and other applicable law, the Futures Trading Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the portfolio transactions for the Allocated Assets, including transactions effected through others. If any occasion should arise in which the Futures Trading Adviser gives any advice to clients of the Futures Trading Adviser concerning the shares of the Fund, the Futures Trading Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Futures Trading Adviser’s services to the Company pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Futures Trading Adviser may render investment advice, management and other services to others.

7.	Books and Records.

7.1           The Futures Trading Adviser shall keep the Company’s books and records required to be maintained by it pursuant to Section 2.1(f) of this Agreement. The Futures Trading Adviser agrees that all records that it maintains for the Company are the property of the Company and it will promptly surrender any of such records to the Company upon the Company’s request. The Futures Trading Adviser further agrees to preserve, if applicable on behalf of the Company and Fund, for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Futures Trading Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act. The Futures Trading Adviser hereby agrees that all records which it maintains with respect to the Company are the property of the Company and shall surrender promptly to the Company or the Adviser copies of any such records upon the Company’s or Adviser’s request.

8.	Expenses of the Futures Trading Adviser.

8.1           During the term of this Agreement, the Futures Trading Adviser will pay all expenses (including without limitation the compensation of all directors or officers of the Company, if any, who are “interested persons” of the Futures Trading Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of investments purchased for the Allocated Assets (including taxes and brokerage commissions, if any). Notwithstanding the foregoing, the Futures Trading Adviser is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Futures Trading Adviser.

9.	Compensation of the Futures Trading Adviser.

9.1           The Adviser will not pay the Futures Trading Adviser for services provided pursuant to this Agreement, because the Futures Trading Adviser is being paid separately under its agreement to provide CTA services for the Fund.

10.	Liability.

10.1         Neither the Futures Trading Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof (together, the “Futures Trading Adviser Affiliates”) shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates except that the Futures Trading Adviser shall be liable for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part or on the part of any of the Futures Trading Adviser Affiliates in the performance of their duties or from reckless disregard of their obligations and duties under this Agreement, including the Futures Trading Adviser’s failure to adhere to any investment policies and restrictions as described in the Registration Statement and the Futures Trading Adviser’s error in the placement, execution or settlement of a trade for the Company (“Trade Error”). The parties mutually agree and acknowledge that the determination of what constitutes a Trade Error for purposes of this Sub-Advisory Agreement shall be made by the Trust.

10.2         Any person, even though also a director, officer, employee, shareholder, member or agent of the Futures Trading Adviser, who may be or become an officer, director, trustee, employee or agent of the Company, shall be deemed, when rendering services to the

Company or acting on any business of the Company (other than services or business in connection with the Futures Trading Adviser’s duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member or agent of the Futures Trading Adviser, or one under the Futures Trading Adviser’s control or direction, even though paid by the Futures Trading Adviser.

11.	Duration and Termination.

11.1         The term of this Agreement shall begin on the date of this Futures Trading Advisory Agreement, and shall continue in effect until the earlier of its termination or the termination of the Management Agreement

11.2         This Agreement may be terminated at any time on 60 day’s prior written notice to the Futures Trading Adviser, without the payment of any penalty: (i) by vote of the Board; (ii) by the Adviser; (iii) by vote of the Trust Board; (iv) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; or (v) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) of, and Rule 18f-2 under, the 1940 Act. The Futures Trading Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior written notice to the Adviser and the Company. Termination of this Agreement and/or the services of the Futures Trading Adviser will not affect: (i) the validity of any action previously taken by the Futures Trading Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Company’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Futures Trading Adviser, the Futures Trading Adviser will have no further obligation to take any action subsequent to termination with respect to the Company except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Company. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

12.	Non-Exclusive Management.

12.1         The Futures Trading Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Futures Trading Adviser does for the Allocated Assets. The Adviser expressly acknowledges and understands that the Futures Trading Adviser shall be free to render investment advice to others and that the Futures Trading Adviser does not make its investment management services available exclusively to Adviser or the Company. Nothing in this Agreement shall impose upon the Futures Trading Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Allocated Assets any commodity interest investment that the Futures Trading Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Futures Trading Adviser such investment would be unsuitable for the Company or if the Futures Trading Adviser determines in the best interest of the Company that such purchase or sale would be impractical.

13.	Representations.

13.1         The Adviser hereby warrants and represents that as of the date of this Agreement it is registered with the CFTC as a commodity pool operator (“CPO”) and relies on CFTC Rule 4.14(a)(4) for a related exemption from CTA registration with respect to the Company, that its regulatory filings are current and accurately reflect its operations, and that it is in compliance with applicable state and federal rules and regulations pertaining to CPOs. In addition, the Adviser further warrants and represents that as of the date of this Agreement neither it (nor any of its Associated Persons) are subject to any statutory disqualification set forth in the 1940 Act, the CEA or any related regulations (or successor laws or regulations), nor is it currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser warrants and represents that as of the date of this Agreement each of the Company and the Adviser is a “qualified eligible person” (as such term is defined in CFTC Regulation 4.7(a)) and consents to being treated as an “exempt account” under CFTC Rule 4.7.

13.2         The Futures Trading Adviser hereby warrants and represents that it is registered with the CFTC as a CTA, that its regulatory filings are current and accurately reflect its trading advisory operations, and that it is in compliance with applicable state and federal rules and regulations pertaining to CTAs. In addition, the Futures Trading Adviser further warrants and represents that neither it (nor any of its Associated Persons) are subject to any statutory disqualification set forth in the CEA or under CFTC or NFA rules, nor is it currently the subject of any investigation or proceeding which could result in statutory disqualification. The Futures Trading Adviser represents and warrants that it is not required to register as an investment adviser under the Investment Advisers Act of 1940.

13.3         The Adviser and Futures Trading Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

14.	Amendment.

14.1         This Agreement may be amended by mutual consent of the Adviser and the Futures Trading Adviser, provided the Trust approves the amendment: (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment; and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission (the “SEC”), by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

15.	Privacy Notice/Confidentiality.

15.1         The Adviser and Futures Trading Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. The Adviser and Futures Trading Adviser agree to safeguard all information pertaining to the Company consistent with the requirements of applicable state and federal privacy statutes.

16.	Notice.

16.1         Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

17.	Arbitration.

17.1        17.1 Any controversy or claim arising out of or related to this Agreement shall be settled by binding arbitration by one arbitrator in the State of New York, Suffolk County in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

18.	Indemnification.

18.1        The Adviser agrees to defend, indemnify and hold harmless the Futures Trading Adviser and its officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by the Adviser.

18.2         The Futures Trading Adviser agrees to defend, indemnify and hold harmless the Adviser and each of the Adviser’s officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by the Futures Trading Adviser.

18.3         The Adviser and Futures Trading Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

19.	Governing Law.

19.1        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

19.2         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.	Severability.

20.1         In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

21.	Counterparts.

21.1         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Binding Effect.

22.1         Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

23.	Captions.

23.1         The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

24.	Change of Control.

24.1         The Futures Trading Adviser shall notify the Adviser and the Company in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Company to consider whether an assignment of this Agreement, as defined in Section 2(a)(4) of the 1940 Act, would occur.

25.	Other Business.

25.1         Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Futures Trading Adviser’s directors, officers or employees who may also be a director, officer, partner or employee of the Company to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Futures Trading Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF CTA DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS AGREEMENT.

[signature page follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

Rational Advisors, Inc.	ReSolve Asset Management SEZC (Cayman)
By: __/s/ Jerry Szilagyi_____	By: _/s/ Michael Philbrick____
Name: Jerry Szilagyi	Name: Michael Philbrick
Title: Chief Executive Officer	Title: Chief Executive Officer

Dated: as of December 30, 2024